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                                                                    Exhibit 12.1

                              Jameson Inns, Inc.
          Calculation of Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
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
                                                          December 31,                                         Pro Forma
                              ---------------------------------------------------------------------   ---------------------------
                                 1994            1995          1996           1997           1998          1994          1998
                              ---------------------------------------------------------------------    ---------------------------
Consolidated income before
   extraordinary items......  $1,311,157      $1,791,268    $4,040,809     $6,595,132     $5,807,051     $1,424,000    $ 9,656,676
Interest....................     305,130       1,503,373     1,292,427        698,203      1,542,133        187,000      7,805,930
Amortization................      34,312          87,151        93,085         79,515        114,107             --        114,107
                              ----------------------------------------------------------------------     -------------------------
     Earnings...............  $1,650,599      $3,381,792    $5,426,321     $7,372,850     $7,463,291     $1,611,000    $17,576,713
                              ----------------------------------------------------------------------     -------------------------
Interest....................  $  305,130      $1,503,373    $1,292,427     $  698,203     $1,542,133     $  187,000    $ 7,805,930
Amortization................      34,312          87,151        93,005         79,515        114,107             --        114,107
Preferred stock dividends...          --         489,949            --             --      2,188,058             --      6,023,250
Interest capitalized during
 the period.................     182,569         381,508       526,130        637,290      1,125,935        183,000      1,125,935
                              ----------------------------------------------------------------------     -------------------------
     Fixed charges..........  $  522,011      $2,461,981    $1,911,642     $1,415,000     $4,970,225     $  370,000   $ 15,069,222
                              ----------------------------------------------------------------------     -------------------------

Ratio of earnings to fixed
   charges and preferred
   stock dividends..........        3.16            1.37          2.86           5.21           1.50           4.35           1.17
                              ----------------------------------------------------------------------     -------------------------
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